UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2021

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Rose Avenue Suite 200 North Bethesda, Maryland	20852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Shares of Beneficial Interest $.01 par value per share, with associated Common Share Purchase Rights	FRT	New York Stock Exchange
Depositary Shares, each representing 1/1000 of a share of 5.00% Series C Cumulative Redeemable Preferred Share of Beneficial Interest, $.01 par value per share	FRT-C	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐  Emerging growth company

If an emerging growth company, indicate by checkmark if the registrant has elected not use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On February 24, 2021, Federal Realty Investment Trust (the “Company”) entered into a new Equity Distribution Agreement (the “New Agreement”) with BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Jefferies LLC (the “agents”) and the forward purchasers (as defined below), under which an aggregate offering price of up to $500,000,000 of the Company’s common shares of beneficial interest, par value $.01 per share (“Shares”), may be offered to or through the agents, acting as sales agents, principals, or forward sellers. The New Agreement replaces the Company’s existing Equity Distribution Agreements dated May 7, 2018 (the “Prior Agreements”), and no further issuances or sales may be made under the Prior Agreements.

Sales of Shares, if any, under the New Agreement will be made by the agents, acting as agents for the Company or, if applicable, as forward sellers, in transactions that are deemed to be “at the market” offerings, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange, or in negotiated transactions, which may include block trades. The Company will pay the agents compensation for sales of Shares at a mutually agreed rate that will not exceed, but may be lower than, 2.0% of the gross sales price of the Shares. Under the New Agreement, the Company may also sell Shares to the agents for their own account.

The New Agreement contemplates that, in addition to the issuance and sale by the Company of Shares to or through the agents, the Company may enter into separate forward sale agreements with any agents, or one of their respective affiliates (the “forward purchasers”). If the Company enters into a forward sale agreement with any forward purchaser, the Company expects that such forward purchaser (or its affiliate) will attempt to borrow from third parties and sell, through the relevant agent, acting as sales agent (in such capacity, a forward seller) for such forward purchaser, Shares to hedge such forward purchaser’s exposure under such forward sale agreement. The Company will not initially receive any proceeds from any sale of Shares borrowed by a forward purchaser (or its affiliate) and sold through a forward seller.

The Company currently expects to fully physically settle each forward sale agreement, if any, with the relevant forward purchaser on one or more dates specified by the Company on or prior to the maturity date of such forward sale agreement, although the Company will generally have the right, subject to certain exceptions, to elect cash settlement or net share settlement instead of physical settlement under such forward sale agreement. If the Company elects or is deemed to have elected to physically settle any forward sale agreement, the Company will receive an amount of cash from the relevant forward purchaser equal to the product of (1) the forward price per share under such forward sale agreement and (2) the number of Shares as to which the Company has elected or is deemed to have elected physical settlement, subject to the price adjustment and other provisions of such forward sale agreement. Each forward sale agreement will provide that the forward price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread. In addition, the forward price will be subject to decrease on certain dates specified in the relevant forward sale agreement to reflect quarterly dividends the Company expects to declare on its Shares during the term of such forward sale agreement. If the specified daily rate is less than the applicable spread on any day, the interest rate factor will result in a daily reduction of the forward price.

The New Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. A form of the forward sale agreement is included as Exhibit B-1 to the New Agreement. The foregoing description of the material terms of the New Agreement is qualified in its entirety by reference to such exhibits.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Equity Distribution Agreement, dated February 24, 2021 between Federal Realty Investment Trust and the forward purchasers and sales agents identified therein

1.2	Form of Forward Sale Agreement (included as Exhibit B-1 to the Equity Distribution Agreement filed as Exhibit 1.1 hereto)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP relating to legality of the Shares

8.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP relating to certain tax matters

23.1	Consents of Pillsbury Winthrop Shaw Pittman LLP (contained in the opinions filed as Exhibits 5.1 and 8.1 hereto)

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: February 24, 2021	By:	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary